Exhibit 10.10

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 24th day of June, 2013 (the “Effective Date”), by and among BIRDIE ZONE, L.L.C., an Arizona limited liability company (“Seller”), PHYSICIANS REALTY L.P., a Delaware limited partnership (“Buyer’), ZIEGLER HEALTHCARE REAL ESTATE FUND I, LLC, a Delaware limited liability company (“ZHREF I”), and ZIEGLER – ARIZONA 23, LLC, a Wisconsin limited liability company (the “Company”).

RECITALS:

A. Seller and ZHREF I are the members of the Company, and ZHREF I is the Managing Member of the Company.

B. Seller currently owns a fifty hundred percent (50%) membership interest (“Seller’s Interest”) in the Company.

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Seller’s Interest, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Sale and Purchase. Upon the terms and conditions contained in this Agreement, at the Closing, Seller will sell, convey, transfer, assign, and deliver Seller’s Interest to Buyer, free and clear of all liens, charges, pledges, encumbrances, security interests, equities, claims, options, and any other restrictions of whatever kind or nature, except those contained in or arising from the Operating Agreement of the Company, dated August 1, 2011 (the “Operating Agreement”), and Buyer, in reliance upon Seller’s representations and warranties contained herein, will purchase Seller’s Interest from Seller, for the consideration hereinafter set forth. Capitalized terms not defined in this Agreement shall have the meanings given to them in the Operating Agreement.

2. Purchase Price. The purchase price for Seller’s Interest is Eight Hundred Fifty Thousand an 00/100 Dollars ($850,000.00), in the aggregate (the “Purchase Price”), payable by Buyer in immediately available funds at Closing. Upon payment, the Purchase Price is and shall be full and final consideration for Seller’s Interest, and there shall be no present or future adjustment or proration for any income, loss, revenues or expenditures, including, but not limited to, rent, utilities, property taxes, or any other items, whether known or unknown, customary or unique. Notwithstanding the foregoing, Buyer shall cause the Company, consistent with the Company’s past practice, to make a tax distribution to Seller in an amount sufficient to reimburse Seller for all flow-through taxable income of the Company that may be allocated for income tax purposes to the Seller’s Interest and owed by Seller.

3. Closing; Conditions; Termination.

(a) Closing. The consummation of the purchase and sale of Seller’s Interest (the “Closing”), shall occur on the date that is ten (10) business days after the satisfaction or waiver of the conditions to Closing set forth in Section 3(b) (the “Closing Date”) (or on such other date or at such other time and place as the parties shall agree in writing).

(b) Conditions to Closing. The purchase and sale obligations of Buyer and Seller provided in this Agreement shall be subject to the satisfaction, on or before September 30, 2013, of the following conditions:

(i) ZHREF I and Buyer shall have completed the transfer and initial public offering of the ownership interests in ZHREF I and Buyer;

(ii) Paseo Family Physicians, LTD. (“Paseo”) shall have leased and begun payment of rent for an additional 604 square feet of space in the Property at Paseo’s current rental rate on or before August 1, 2013;

(iii) All representations and warranties of Buyer and Seller in this Agreement shall be true, complete, and correct in all material respects in each case when made and as of the Closing; and

(iv) No order, writ, injunction or decree shall have been entered or be in effect that restrains, enjoins or invalidates, or otherwise materially adversely effects the transactions contemplated by this Agreement, and no action, suit, or other proceeding shall be pending or threatened that has a reasonable likelihood of resulting in any such order, writ, injunction, or decree.

(c) Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to Closing:

(i) By mutual consent of Buyer and Seller;

(ii) By either party if the Closing does not occur on or before the Closing Date;

(iii) By Buyer (provided Buyer is not then in material breach of any provision of this Agreement): (i) if all of the conditions in Sections 3(b) have been satisfied and Seller fails to consummate the transactions contemplated by this Agreement in accordance with the terms hereof; or (ii) if any event, circumstance, condition, fact, effect, or other matter has occurred or exists which would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of Buyer set forth in Section 3(b) and cannot be cured within twenty (20) days after giving notice to Seller; or

(iv) By Seller (provided Seller is not then in material breach of any provision of this Agreement): (i) if all of the conditions in Sections 3(b) have been satisfied, and Buyer fails to consummate the transactions contemplated by this

Agreement in accordance with the terms hereof; or (ii) if any event, circumstance, condition, fact, effect, or other matter has occurred or exists which would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of Seller set forth in Sections 3(b) and cannot be cured within twenty (20) days after giving notice to Buyer.

4. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows, which representations and warranties shall be true and correct as of the date hereof and as of the Closing:

(a) Ownership of Seller’s Interest. Seller is currently the lawful, beneficial and record owner of Seller’s Interest, free and clear of all liens, claims, options, charges, security interests, pledges, encumbrances, voting proxies, voting agreements and any other restrictions of any kind or nature whatsoever, except those contained in or arising from the Operating Agreement, and Seller has the full, absolute and unfettered right to sell and transfer Seller’s Interest to Buyer as set forth herein. Following the Closing, Buyer will be the lawful owner of Seller’s Interest, free and clear of all liens, claims or encumbrances other than liens, claims or encumbrances arising from Buyer’s acts and except those contained in or arising from the Operating Agreement.

(b) Due Authorization of Seller. The execution, delivery and performance of this Agreement and all documents executed and delivered in connection with this Agreement which are to be executed and delivered by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller, and Seller has the unfettered right and power to execute and deliver this Agreement and all documents executed and delivered in connection with this Agreement which are to be executed and delivered by Seller and to perform Seller’s obligations hereunder and thereunder. This Agreement and all documents executed in connection therewith by Seller, have been or will be duly executed and delivered by Seller and constitute, or when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. No consent, approval, authorization, permit, license or order of any court, governmental agency or body, or third party is required that has not been obtained or filed by Seller for the consummation of the transactions contemplated by this Agreement.

(c) Absence of Undisclosed Liabilities. As of the date of this Agreement and the Closing, Seller has not incurred on behalf of the Company any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that were not incurred in the ordinary course of business and/or that were not disclosed to Buyer.

(d) Litigation. As of the date of this Agreement, Seller has no knowledge of any suit, action or legal or other proceeding pending or threatened against the Company which has not been disclosed to Buyer.

(e) No Other Representations or Warranties. Except for the specific representations and warranties contained in this Sections 4, Seller makes no other representations or warranties regarding Seller’s Interest, the Company or any other matter directly or indirectly related thereto, including, without limitation, any representation or warranty as to the value of Seller’s Interest, the Company or the Property or the condition of the Property or any other assets of the Company.

5. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows, which representations and warranties shall be true and correct as of the date hereof and as of the Closing: (i) the execution, delivery and performance of this Agreement and all documents executed and delivered in connection with this Agreement which are to be executed and delivered by Buyer, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer, and Buyer has the unfettered right and power to execute and deliver this Agreement and all documents executed and delivered in connection with this Agreement which are to be executed and delivered by Buyer and to perform Buyer’s obligations hereunder and thereunder; and (ii) this Agreement and all documents executed in connection therewith by Buyer, have been or will be duly executed and delivered by Buyer and constitute, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. No consent, approval, authorization, permit, license or order of any court, governmental agency or body, or third party is required that has not been obtained or filed by Buyer for the consummation of the transactions contemplated by this Agreement.

6. Consent. ZHREF I and the Company hereby consent to this Agreement and the transfer of Seller’s Interest to Buyer pursuant to this Agreement, and waive any and all options or rights with respect to Seller’s Interest which ZHREF I and/or the Company may have pursuant to the Operating Agreement.

7. Indemnification.

(a) By Seller. Seller shall indemnify, defend and hold harmless Buyer, its shareholders, directors, officers, and employees (collectively, the “Buyer Parties”) from and against any and all Claims asserted against, resulting to, imposed upon, or incurred by the Buyer Parties directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement; (b) the breach of any covenant of Seller contained in this Agreement; and (c) any liability of Seller or in connection with Seller’s Interest arising prior to the date of Closing. As used in this Section 7, the term “Claim” shall include: (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys’ fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

(b) By Buyer and the Company. Buyer and the Company hereby agree to indemnify, defend and hold harmless Seller from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (b) the breach of any covenant of Buyer contained in this Agreement; and (c) any liability of the Company arising after the date of Closing.

8. Release and Waiver.

(a) By Seller. In consideration of Buyer’s purchase of Seller’s Interest pursuant to the terms of this Agreement and contingent on Closing, Seller, for itself and its members, successors and assigns, hereby releases and forever discharges the Buyer Parties and the Company and its members, directors, officers, employees, representatives, agents, successors, and assigns, of and from any and all Claims, both known and unknown, whether matured or unmatured, of whatever kind or nature, including, but not limited to, those Claims in any way arising out of, resulting from, or related to Seller’s ownership of Seller’s Interest (including any distributions, dividends, payments, remuneration, benefits or other rights arising therefrom); provided, however, Seller is not releasing any Claims covered by the indemnification provisions set forth in Section 7(b) above. Notwithstanding the foregoing, nothing in this Agreement is a release, waiver or discharge of any claims or obligations of the Company to Paseo pursuant to the lease between the Company and Paseo.

(b) By Buyer and the Company. In consideration of Seller’s agreements contained in this Agreement and contingent on Closing, the Company and Buyer for themselves and their respective successors and assigns, hereby release and forever discharge Seller and its members, directors, officers, employees, representatives, agents, successors, and assigns of and from any and all Claims, both known and unknown, whether matured or unmatured, of whatever kind or nature, including, but not limited to, those claims in any way arising out of, resulting from, or related to Seller’s ownership of Seller’s Interest; provided, however, Buyer and the Company are not releasing any Claims covered by the indemnification provisions set forth in Section 7(a) above.

9. Miscellaneous.

(a) Further Assurances. The parties shall execute and deliver all other appropriate supplemental agreements and other instruments and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable, as among the parties, and as against third parties and as reasonably necessary to effectuate the intent of the parties as set forth in this Agreement.

(b) Specific Performance. In addition to other remedies provided by law or equity, upon a breach by Seller of any of the covenants contained in this Agreement, Buyer shall be entitled to have a court of competent jurisdiction enter an injunction prohibiting any further breach of the covenants contained in this Agreement and/or to seek a decree of specific performance.

(c) Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal or unenforceable, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable. This Agreement shall then be construed and enforced as so modified.

(d) Income Tax Position. No party shall take a position for income tax purposes which is inconsistent with this Agreement.

(e) Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor as in any way limiting nor amplifying the terms and provisions hereof.

(f) Assignment; Successors and Assigns; Other Parties. This Agreement or any rights or interest herein or created pursuant hereto may not be assigned by any party without the consent of the other parties; provided, however, Buyer may collaterally assign its rights under this Agreement to a lender for the purposes of securing financing to purchase Seller’s Interests. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No such permitted assignment shall relieve a party of any of its obligations hereunder without the written consent of the other parties.

(g) Entire Agreement; Amendment. With respect to the subject matter hereof, (i) this Agreement constitutes the entire Agreement between the parties, and (ii) supersedes all prior and contemporaneous oral or written negotiations, representations, understandings and agreements of the parties. This Agreement may not be amended, modified or supplemented except by written agreement of all of the parties hereto.

(h) Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

(i) Waiver. Neither the failure nor any delay on the part of any party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further right, power or privilege available to any party hereto at law or in equity. No waiver hereof shall be binding upon any party unless in writing and signed by or on behalf of the party against which the modification or waiver is asserted.

(j) Recitals. The Recitals are hereby made a part of this Agreement.

(k) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument.

(l) Governing Law. This Agreement and the parties’ rights and obligations hereunder shall in all respects be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflicts of law provisions.

(m) Arbitration. The parties agree that all disputes and claims of any nature that arise under this Agreement and the other transaction documents between the Parties hereto, including all statutory, contractual, and common law claims, will be submitted exclusively to mandatory arbitration before one arbitrator in Milwaukee, Wisconsin under the Commercial Rules of the American Arbitration Association. With respect to any disputes or claims submitted to mandatory arbitration in accordance with the preceding sentence, the prevailing party or parties, as applicable, shall be entitled to reimbursement from the opposing party or parties, as applicable, of costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred or payable by the prevailing party in connection with such proceeding. In the event that irreparable injury could occur during the pendency of an arbitration proceeding as a result of a breach or an imminent breach of a written agreement between the Parties, any Party may apply to a court of competent jurisdiction to temporarily and preliminarily enjoin the activities of the other party from breaching this Agreement until the dispute has been resolved by arbitration.

(n) Attorneys’ Fees. If any party is required to employ counsel to enforce any of the terms of this Agreement or for damages by reason of any alleged breach of this Agreement or for a declaration of rights hereunder or to enforce the judgment of any arbitral, judicial or quasi-judicial body with respect to the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs incurred.

(o) Neutral Construction. The language used in this Agreement shall be deemed to be the language chosen by both of the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

(p) Facsimile or Electronic Signatures; PDFs. Facsimile signatures or electronic signatures sent by PDF shall serve and have the same force and effect as original signatures.

[Signatures located on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:		BUYER:

BIRDIE ZONE, L.L.C.		PHYSICIANS REALTY L.P.

By: Physicians Realty Trust, its general partner

By:	/s/ Graeme Tolson	By:	/s/ John W. Sweet
	Graeme Tolson, President & Member		John W. Sweet, EVP & Chief Investment Officer

ZHREF I:		COMPANY:

ZIEGLER HEALTHCARE REAL ESTATE FUND I, LLC		ZIEGLER – ARIZONA 23, LLC

		By:	Ziegler Healthcare Real Estate Fund I, LLC, Managing Member

By:	/s/ John W. Sweet		By:	/s/ John W. Sweet
	John W. Sweet, Managing Director			John W. Sweet, Managing Director